Exhibit 4.1
EXECUTION COPY
FIRST AMENDMENT TO SECTION 382 RIGHTS AGREEMENT
          This First Amendment, dated as of April 7, 2009 (this “Amendment”), to the Section 382 Rights Agreement, dated as of March 5, 2009 (the “Section 382 Rights Agreement”), is made between Pulte Homes, Inc., a Michigan corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”). Capitalized terms not otherwise defined herein have the meanings given to such terms in the Section 382 Rights Agreement.
          WHEREAS, the Company, Pi Nevada Building Company, a Nevada corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and Centex Corporation, a Nevada corporation (“Centex”), have proposed to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will be merged with and into Centex, with Centex being the surviving corporation (the “Merger”), and each share of common stock, par value $0.25 per share, of Centex (“Centex Common Stock”) outstanding immediately prior to the Effective Time (as defined therein) and the associated Company Right (as defined therein) (other than Cancelled Shares (as defined therein)) will be converted into 0.975 Common Shares and the associated Rights;
          WHEREAS, the Board of Directors of the Company has approved the Merger Agreement, determined that it is advisable and in the best interest of the Company and its shareholders, and, in connection with the execution of the Merger Agreement, that it is in the best interests of the Company and its shareholders to amend the Section 382 Rights Agreement;
          WHEREAS, certain directors and officers of the Company (in their capacities as shareholders of the Company) and Centex have proposed to enter into Voting Agreements (the “Voting Agreements”), providing, among other things and subject to the terms and conditions set forth therein, for such directors and officers to vote the Common Shares owned by them in favor of the Charter Amendment (as defined in the Merger Agreement) and the Stock Issuance (as defined in the Merger Agreement); and
          WHEREAS, pursuant to its authority under Section 27 of the Section 382 Rights Agreement, the Board of Directors of the Company has authorized and approved this First Amendment to the Section 382 Rights Agreement as of the date hereof, and an appropriate officer of the Company has delivered a certificate to the Rights Agent in accordance with Section 27 of the Section 382 Rights Agreement.
          NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth in this Amendment, the parties hereby agree as follows:
     1. The Company hereby directs the Rights Agent, in its capacity as Rights Agent and in accordance with Section 27 of the Section 382 Rights Agreement, to execute this Amendment.
     2. Section 1 of the Section 382 Rights Agreement is hereby amended by adding the following definitions thereto:
          (x) “Centex” shall mean Centex Corporation, a Nevada corporation.

          (y) “Merger” shall mean the merger of Merger Sub with and into Centex as contemplated by the Merger Agreement.
          (z) “Merger Agreement” shall mean the Agreement and Plan of Merger dated as of April 7, 2009 among the Company, Merger Sub and Centex, as the same may be amended in accordance with the terms thereof.
          (aa) “Merger Sub” shall mean Pi Nevada Building Company, a Nevada corporation and a wholly-owned subsidiary of the Company.
          (bb) “Voting Agreements” shall mean the Voting Agreements dated as of April 7, 2009 between Centex and each of Barbara Alexander, Thomas Falk, Clint Murchison, Frederic Poses, James Postl, David Quinn, Matthew Rose, Thomas Schoewe, Timothy Eller and Catherine Smith (in their capacities as shareholders of the Company), as the same may be amended in accordance with the terms thereof.
     3. The definition of “Acquiring Person” in Section 1(a) of the Section 382 Rights Agreement is amended by inserting the following as a new paragraph at the end of such definition:
          Notwithstanding anything in this Agreement to the contrary, none of Centex or any of its Affiliates, Associates or stockholders, or the general partners, limited partners or members of such stockholders (the “Centex Holders”), either individually, collectively, or in any combination, shall be deemed to be an “Acquiring Person” or an “Affiliate” or an “Associate” of an Acquiring Person solely by virtue of or as a result of (i) the approval, adoption, execution, delivery or performance of the Merger Agreement or the Voting Agreements by any of the Centex Holders in connection with the Merger, (ii) the acquisition of any Common Shares pursuant to the Merger Agreement or the announcement or consummation of the Merger, (iii) the voting of Common Shares pursuant to the terms of the Voting Agreements or (iv) the consummation of any other transactions specifically contemplated by the Merger Agreement or the Voting Agreements, unless and until such time with respect to any Centex Holder that such Centex Holder (together with all Affiliates and Associates of such Centex Holder) acquires the Beneficial Ownership of any additional Corporation Securities.
     4. The Section 382 Rights Agreement is hereby amended by adding a new Section 36 which shall read in its entirety as follows:
          Section 36. Certain Exceptions. Notwithstanding anything to the contrary contained herein, (i) no Section 11(a)(ii) Event shall occur or be deemed to occur, in each case, as a result of the approval, execution or delivery of the Merger Agreement or the Voting Agreements, the voting of Common Shares pursuant to the terms of the Voting Agreements, or the consummation of the Merger or the other transactions contemplated by the Merger Agreement, and (ii) no Share Acquisition Date shall occur or be deemed to occur, in each case, as a result of the approval, execution or delivery of the Merger Agreement or the Voting Agreements, the voting of Common Shares pursuant to the terms of the Voting Agreements, or the consummation of the Merger (as defined in the Merger Agreement) or the other transactions contemplated by the Merger Agreement.

     5. This Amendment shall be deemed to be a contract made under the laws of the State of Michigan and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State, provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
     6. This Amendment shall be deemed effective immediately prior to earlier of (i) the execution and delivery of the Merger Agreement and (ii) the execution and delivery of any of the Voting Agreements. The Company shall notify the Rights Agent promptly after the occurrence of an event pursuant which this Amendment is deemed effective. Except as otherwise amended hereby, the Section 382 Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
     7. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument.
* * * * *

          IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Section 382 Rights Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:			PULTE HOMES, INC.

By:	/s/ Greg M. Nelson		By:	/s/ Steven M. Cook

	Name:	Greg M. Nelson		Name:	Steven M. Cook
	Title:	Assistant Secretary		Title:	Senior Vice President, General Counsel and Secretary

Attest:			COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Douglas Ives		By:	/s/ Tyler Haynes

	Name:	Douglas Ives		Name:	Tyler Haynes
	Title:	Senior Account Manager		Title:	Managing Director

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